Exhibit 95.1
Mine Safety Disclosure

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA District’s approach to enforcement. Due to timing and other factors, the data below may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov

The following table details the citations and orders issued and civil penalties assessed to us by MSHA during the quarter ended March 31, 2024:
(whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (1)	Total Number of Mining Related Fatalities	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Received Notice of Pattern Under Section 104(e) (yes/no)
Berkley Springs, WV / 4602805	0	0	0	0	0	$0.00	0	No	No
Celatom Mine, OR / 3503237	0	0	0	0	0	$0.00	0	No	No
Celatom Plant, OR / 3503236	1	0	0	0	0	$0.00*	0	No	No
Cheto Mine, AZ / 0200103	0	0	0	0	0	$0.00	0	No	No
Clark, NV / 2600677	3	0	0	0	0	$0.00*	0	No	No
Columbia, SC / 3800138	0	0	0	0	0	$0.00*	0	No	No
Crane, TX / 4105331	9	0	0	0	0	$0.00*	0	No	No
Dubberly, LA / 1600489	0	0	0	0	0	$147.00	0	No	No
Fernley, NV / 2601950	0	0	0	0	0	$0.00*	0	No	No
Festus, MO / 2302377	1	0	0	0	0	$2,666.00	0	No	No
Fowlkes Mine, MS / 2200460	0	0	0	0	0	$0.00	0	No	No
Hazen Mine, NV/ 2600679	0	0	0	0	0	$0.00	0	No	No
Hurtsboro, AL / 0100617	0	0	0	0	0	$0.00	0	No	No
Jackson, MS / 2200415	0	0	0	0	0	$828.00	0	No	No

Jackson, TN / 4002937	0	0	0	0	0	$0.00	0	No	No
Kosse, TX / 4100262	0	0	0	0	0	$0.00	0	No	No
Lamesa, TX / 4105363	1	0	0	0	0	$.00*	0	No	No
Lovelock (Colado Plant) / 2600680	1	0	0	0	0	$0.00*	0	No	No
Lovelock, NV (Colado Mine) / 2600672	0	0	0	0	0	$147.00*	0	No	No
Mapleton, PA / 3603122	0	0	0	0	0	$735.00	0	No	No
Mauricetown, NJ / 2800526	0	0	0	0	0	$0.00*	0	No	No
Middletown, TN / 4002968	0	0	0	0	0	$143.00	0	No	No
Mill Creek Mine, OK / 3400836	0	0	0	0	0	$0.00*	0	No	No
Mill Creek Plant, OK / 3400377	0	0	0	0	0	$294.00	0	No	No
Millen, GA / 0901232	0	0	0	0	0	$0.00	0	No	No
Montpelier, VA / 4402829	1	0	0	0	0	$1,918.00	0	No	No
Ottawa, IL / 1101013	3	0	0	0	0	$24,585.00	0	No	No
Pacific, MO / 2300544	0	0	0	0	0	$214.00	0	No	No
Popcorn Mine, NV / 2602236	0	0	0	0	0	$0.00	0	No	No
Port Elizabeth, NJ / 2800510	0	0	0	0	0	$0.00	0	No	No
Rockwood, MI / 2000608	1	0	0	0	0	$2,079.00*	0	No	No
Sparta, WI / 4703644	0	0	0	0	0	$294.00	0	No	No
Tyler, TX /4104182	0	0	0	0	0	$0.00	0	No	No
Utica, IL / 1103268	0	0	0	0	0	$0.00	0	No	No

(1)Amounts included are the total dollar value of proposed assessments received from MSHA from January 1, 2024 through March 31, 2024, regardless of whether the assessment has been challenged or appealed. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed. The number of citations, orders, and proposed assessments vary by the MSHA District’s approach to enforcement and vary depending on the size and type of the operation

* As of March 31, 2024, MSHA had not yet proposed an assessment for 1 non-S&S citation and 1 S&S citation to the Celatom Plant, OR
* As of March 31, 2024, MSHA had not yet proposed an assessment for 9 non-S&S citation and 3 S&S citations to the Clark Mine, NV
* As of March 31, 2024, MSHA had not yet proposed an assessment for 7 non-S&S citations to the Columbia Plant, SC
* As of March 31, 2024, MSHA had not yet proposed an assessment for 3 non-S&S citations and 7 S&S citations to Crane, TX
* As of March 31, 2024, MSHA had not yet proposed an assessment for 6 non-S&S citations to Fernley, NV
* As of March 31, 2024, MSHA had not yet proposed an assessment for 15 non-S&S citations and 1 S&S citation to Lamesa, TX
* As of March 31, 2024, MSHA had not yet proposed an assessment for 6 non-S&S citations to Fernley, NV
* As of March 31, 2024, MSHA had not yet proposed an assessment for 11 non-S&S citations and 1 S&S citation to Lovelock Plant, NV
* As of March 31, 2024, MSHA had not yet proposed an assessment for 1 non-S&S citation to the Lovelock Mine
* As of March 31, 2024, MSHA had not yet proposed an assessment for 1 non-S&S citation to Mauricetown, NJ
* As of March 31, 2024, MSHA had not yet proposed an assessment for 1 non-S&S citation to the Mill Creek Mine, MO
* As of March 31, 2024, MSHA had not yet proposed an assessment for 4 non-S&S citations and 1 S&S citation to Rockwood Plant, MI

Pending Legal Actions. The following table provides a summary of legal actions pending before the Federal Mine Safety and Health Review Commission (Commission) an independent adjudicative body that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by the operators to citations, orders, and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105(c) of the Mine Act. The following is a brief description of the types of proceedings that may be brought before the Commission:

•Contests of Citations and Orders: A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA, including citations related to disputed provisions of operators' emergency response plans.
•Contests of Proposed Penalties (Petitions for Assessment of Penalties): A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the violation. Such proceedings may also involve appeals of judges' decisions or orders to the Commission on proposed penalties, including petitions for discretionary review and review by the Commission on its own motion.
•Complaints for Compensation: A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.
•Complaints of Discharge, Discrimination, or Interference: A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint. This category includes temporary reinstatement proceedings, which involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination, and the miner has lost his or her position.
•Applications for Temporary Relief: An application for temporary relief from any modification or termination of any order or from any order issued under certain subparts of section 104 of the Mine Act may be filed with the Commission at any time before such order becomes final.

Mine or Operating Name/MSHA Identification Number	Pre-Penalty Contests of Citations / Orders	Contest of Penalty Assessments	Complaints for Compensation	Complaints of Discharge, Discrimination, or Interference	Applications for Temporary Relief	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period (1)	Legal Actions Resolved During Period (2)
Berkley Springs, WV / 4602805	0	0	0	0	0	0	0	0
Celatom Mine, OR / 3503237	0	0	0	0	0	0	0	0
Celatom Plant, OR / 3503236	0	0	0	0	0	0	0	0
Cheto Mine, AZ / 0200103	0	0	0	0	0	0	0	0
Clark, NV / 2600677	0	0	0	0	0	0	0	0
Columbia, SC / 3800138	0	0	0	0	0	0	0	0
Crane, TX / 4105331	0	0	0	0	0	1		0
Dubberly, LA / 1600489	0	0	0	0	0	0	0	0
Fernley, NV / 2601950	0	0	0	0	0	0	0	0
Festus, MO / 2302377	0	0	0	0	0	0	0	0
Fowlkes Mine, MS / 2200460	0	0	0	0	0	0	0	0
Hazen Mine, NV/ 2600679	0	0	0	0	0	0	0	0
Hurtsboro, AL / 0100617	0	0	0	0	0	0	0	0
Jackson, MS / 2200415	0	0	0	0	0	0	0	0
Jackson, TN / 4002937	0	0	0	0	0	0	0	0
Kosse, TX / 4100262	0	0	0	0	0	0	0	0
Lamesa, TX / 4105363	0	0	0	0	0	0	0	0
Lovelock (Colado Plant) / 2600680	0	0	0	0	0	0	0	0

Lovelock, NV (Colado Mine) / 2600672	0	0	0	0	0	0	0	0
Mapleton, PA / 3603122	0	0	0	0	0	0	0	0
Mauricetown, NJ / 2800526	0	0	0	0	0	0	0	0
Middletown, TN / 4002968	0	0	0	0	0	0	0	0
Mill Creek Mine, OK / 3400836	0	0	0	0	0	0	0	0
Mill Creek Plant, OK / 3400377	0	0	0	0	0	0	0	0
Millen, GA / 0901232	0	0	0	0	0	0	0	0
Montpelier, VA / 4402829	0	0	0	0	0	0	0	0
Ottawa, IL / 1101013	0	35	0	0	0	0	0	0
Pacific, MO / 2300544	0	0	0	0	0	0	0	6
Popcorn Mine, NV / 2602236	0	0	0	0	0	0	0	0
Port Elizabeth, NJ / 2800510	0	0	0	0	0	0	0	0
Rockwood, MI / 2000608	0	2	0	0	0	0	0	0
Sparta, WI / 4703644	0	0	0	0	0	0	0	0
Tyler, TX /4104182	0	0	0	0	0	0	0	0
Utica, IL / 1103268	0	0	0	0	0	0	0	0

(1)Legal actions pending at March 31. 2024, and legal actions initiated from January 1, 2024 through March 31, 2024 are based on the date that a docket number was assigned to the proceedings.
(2)Legal actions resolved from January 1, 2024 through March 31, 2024 are based on the date that a final decision is issued regarding the disputed matter effectively closing the matter.